Quest Oil Corporation
1650 - 1188 West Georgia Street, Vancouver BC V6E 4A2

November 22, 2004

FARMIN AGREEMENT

Boyne Lake Prospect

Section 15, Township 61, Range 11, West of the 4th Meridian
Alberta, Canada

Premium Petroleum Inc.
6952 Lanark Street Street
Vancouver BC V5P 2Z7

Attention: Bruce A. Thomson, B.A.Sc., President & CEO

Dear Mr. Thomson:

This letter is to set out the terms and conditions under which Quest Oil Corporation (“Farmee”) is prepared to Farmin to the Farmout Lands held by Premium Petroleum Inc. (“Farmor”):

1. Definitions

Each capitalized term used in this Agreement shall have the meaning given to it in the Farm-out and Royalty Procedure and, in addition, the following terms shall have the following meanings:

a)	“Contract Depth” means a depth sufficient to penetrate 15 metres into the Upper Manville Clearwater Group or approximately 600 metres subsurface, whichever is shallower.

b)	“Farmout Lands” mean the lands set out and described in Schedule “A” hereto insofar as the right thereto is granted by the Title Documents.

c)	“Test Well” mean the well drilled by the Farmee to earn an interest in the Farmout Lands as more particularly described in Clause 3 herein.

2. Schedules

The following Schedules are attached hereto and made part of this Agreement:

a) Schedule “A” which describes the Title Documents and Farmout Lands.
b) Schedule “B” which is the Farmout and Royalty Procedure.

3. Test Well

a)
On or before January 31, 2005, or such later date as mutuaaly agreed by the parties, the Farmor shall spud and shall release the rig from one (1) Test Well on a location of its choice within the section of Farmout Lands (Section 6, Twp, 10, Rge. 13W4) in accordance with Article 3.00 of the Farmout and Royalty Procedure.

b)
Subject to Article 3.00 of the Farmout and Royalty Procedure the Farmee shall earn the following in the Farmout Lands: 50% of the Farmor’s 100% Working Interest in the Test Well and the spacing unit in which the test well is drilled, from surface to the depth drilled subject to the Overriding Royalty Interest in Item 5 and in Articles 5.00 and 6.00 of the Farmout and Royalty Procedure.

4. Area of Mutual Interest

An area of mutual interest (“AMI”) shall be designated to be a 5 mile radius around the Farmout Lands. If after drilling the test well, the Farmor purchases additional land in the AMI, the Farmee shall have the right to participate in additional wells up to a 30% working interest on a heads up basis.

5.	Farmor’s Earned Interest

Upon drilling the Test Well to contract depth the Farmor will earn a convertible Gross Overriding Royalty of 1/150 (5%-15%) on Oil and 10% on Natural Gas, as defined in the Canadian Association of Petroleum Landmen Operating Procedure (1997) [“CAPL”], a copy of the section relating to this definition is hereby attached. This Gross Overriding Royalty Interest applies only to the Test Well and its spacing unit. After pay-out of all costs associated with the drilling and completion of the Test Well, the Farmor may elect to convert its overriding royalty interest to 40% of the Farmee’s 50% working interest which is equal to a 20% working interest in the test well, resulting in the Farmee having an ongoing 30% working interest.

6.	Operating Procedure

The Farmee will designate the initial Operator and set the terms of the operating procedure according to the 1990 Canadian Association of Petroleum Landmen “CAPL” operating procedure. Operations at all times shall be in accordance with the “CAPL”.

7.	Assignment

The Farmee reserves the right to assign this Farmin Agreement to a third party without the consent of the Farmor.

8. Counterpart Execution

This Agreement may be executed in counterpart and all counterpart execution pages together will constitute the Agreement.

9.	Funding Requirements

The Drill and Abandon (D&A) cost is estimated to be $210,000, which includes a prospect fee for land, geological, and engineering work to date. The completion costs including casing and fracture stimulation is estimated to be $160,000. The equipping and tie-in costs have yet to be determined. The Farmee’s share of these costs will be 50% through completion and heads up or 30% of the costs of tie-in and equipping. The Farmee will approve the final Authorization for Expenditures (AFE) for each phase of the drilling, i.e. D&A, completion, and equipping and tie-in. The Farmee will pay non a refundable deposit of $25,000 upon signing this agreement to the Farmor’s lawyer, the Calgary firm of Donahue Wells - in trust, c/o Greg Wells. These funds will be applied to the Farmee’s working interest share to be utilized in the D&A drilling phase. The Farmee’s balance of funds for D&A (i.e.: $210,000 x 50% - $25,000 = $80,000) will be placed in trust on or before December 15, 2004; and the balance of funding as called for by the AFE’s; on or before January 15, 2005, or as mutually agreed by both parties.

If this is your understanding of the terms and conditions agreed upon, please sign and return three (3) counterpart execution pages for distribution to the Parties.

Yours truly,
Quest Oil Corporation

Roderick Bartlett
President & CEO

AGREED TO AND ACKNOWLEDGED this ______ day of ______________________, 2004.

_____________________________
Bruce A. Thomson, B.A.Sc.
President & CEO
Premium Petroleum Inc.

SCHEDULE “A”

Attached to and made part of the Farmin Agreement dated November 18, 2004 between Premium Petroleum Inc. and Quest Oil Corporation.
.

Boyne Lake Prospect:

Description	Working Interest	Encumbrances

Section 15, Township 61, Range 11, West of the 4th Meridian, Alberta, Canada	80%	Crown plus GOR = 6%

created on 03/21/05 8:38 AM  page of 5

SCHEDULE “B”

Attached to and forming part of an Agreement dated November 18, 2004 between Premium Petroleum Inc. as Farmor and Quest Oil Corporation as Farmee

Boyne Lake Prospect

Canadian Association of Petroleum Landmen (1990) - “CAPL”
Farmout & Royalty Procedure Elections and Amendments

1. Effective date (Subclause 1.01 (f)) - November 18, 2004

2. Payout (Subclause 1.01(t), if Article 6.00 applies) Alternate A __x___ n/a
Alternate B _____ n/a

Alternate B options, if applicable - n/a m3 of Equivalent Production and n/a years

3. Article 4.00 (Option Well) will x /will not _____ apply

4. Article 5.00 (Overriding Royalty) will x /will not _____ apply

5.01 A (a) Alternate 1: 10% Natural Gas (b) Alternate 1: 1/150 (5%-15%) Oil

5. Article 6.00 (Conversion of Overriding Royalty) will x /will not _____ apply

6. Article 7.00 (A.M.I.) will  /will not __x apply

7. Articles 11.02 (Reimbursement of Land Maintenance Costs) will  /will not x apply